Exhibit 4(a).18

Execution Copy

DATED 1 August, 2007

ASSETS PURCHASE AGREEMENT

By and Among

CHINADOTCOM STRATEGIC, INC.

CDC SOFTWARE CORPORATION

and

CARAT KOREA CO., LTD.

Jones Day

Solicitors and International Lawyers

29th Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telephone No.: (852) 2526-6895

CAM No.:113437-615014

i

THIS AGREEMENT is made on 1 August, 2007

BY AND AMONG:

(1)	CHINADOTCOM STRATEGIC, INC., a company incorporated under the laws of British Virgin Islands with its registered office as at the date hereof at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (the “Seller”);

(2)	CDC SOFTWARE CORPORATION, a company incorporated under the laws of the Cayman Islands with its registered office as at the date hereof at P. O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“CDC”); and

(3)

CARAT KOREA CO LTD., a company incorporated under the laws of The Republic of Korea with its registered office as at the date hereof at 5th Floor Dongnam Building, 997-11 Daechi-Dong, Gangnam-Gu, Seoul, The Republic of Korea (the “Buyer”).

RECITALS:

A.	The Seller is the legal and beneficial owner of the Purchased Assets (as hereinafter defined).

B.	The Seller has agreed to sell and the Buyer has agreed to purchase the Purchased Assets on the terms and conditions hereinafter contained.

C.	CDC is the Affiliate of the Seller and has agreed to guarantee the performance of the Seller’s obligations hereunder set forth in Clause 11.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and in the Schedules, the following definitions are used:

“Acquisition Agreements”	means (i) the assets purchase agreement dated the date of this Agreement and made by and among Ion Global Limited, CDC and wwwins Consulting Hong Kong Limited; (ii) the assets purchase agreement dated the date of this Agreement and made by and among Ion Global (California), Inc., CDC and Molecular, Inc.; and (iii) the share purchase agreement dated the date of this Agreement and made by and among Ion Global (BVI) Ltd., CDC and Group Carat (Nederland) BV.

“Aegis Group”	means the group of companies comprising the Aegis Group plc and its subsidiaries. The expression “member of the Aegis Group” shall be construed accordingly.

“Affiliates”	in respect of any specified person or entity, means a person that directly or indirectly controls, is controlled by or is under common control with such specified person or entity or with which such specified person or entity may be connected or may become connected as an officer, director, executive, principal, agent, representative, consultant or otherwise.

“Agreed Form”	means, in relation to any document, such document in the terms agreed between the parties and signed by or on behalf of them for the purposes of identification.

“Agreement”	has the meaning ascribed to such term in the heading of this Agreement.

“Business Day”	means a day (not being a Saturday) on which banks are open for general banking business in Korea.

“Buyer”	has the meaning ascribed to such term in the heading of this Agreement.

“Buyer Disclosure Letter”	means the letter of even date herewith by the Buyer to the Seller (and acknowledged by the Seller) on the execution and delivery of this Agreement.

“Buyer Indemnified Persons”	has the meaning set forth in Clause 9.1.2.

“Buyer Warranties”	has the meaning set forth in Clause 12.1.

“Claim”	means any claim, demand, dispute, action, suit, investigation or legal or analogous proceedings.

“Closing”	means the completion of the purchase by the Buyer from the Seller of the Purchased Assets in accordance with Clause 6.

“Closing Date”	means 11 September, 2007 or such other date as is determined by the Seller and Buyer.

“Companies Ordinance”	means the Companies Ordinance, Chapter 32 of the laws of Hong Kong.

“control”	means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital,

possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

“Disclosed”	means referred to in the Disclosure Letter or the Buyer Disclosure Letter (as the case may be).

“Disclosure Letter”	means the letter of even date herewith by the Seller to the Buyer (and acknowledged by the Buyer) on the execution and delivery of this Agreement.

“Encumbrance”	means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect.

“General Event of Indemnification”	has the meaning set forth in Clause 9.1.1(a).

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“ICC Rules”	has the meaning set forth in Clause 17.2.1.

“Intellectual Property”	means (a) all the trademarks, service marks, logos, trade names, Internet domain names and corporate names as listed in Part I of Schedule 1 including all translations, adaptations, derivations and combinations thereof; (b) all registrations, applications and renewals for any of the foregoings; (c) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (d) all goodwill associated with the foregoing.

“Korea”	means The Republic of Korea.

“Losses”	means all losses, liabilities, costs (including, without limitation, reasonable attorney’s fees), charges and expenses.

“Payment Account Details”	means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, account location and other details specified by the payee and necessary to effect payment by wire transfer to the payee.

“Purchase Price”	has the meaning set forth in Clause 3.1.

“Purchased Assets”	has the meaning set forth in Clause 2.1 of this Agreement.

“Seller”	has the meaning ascribed to such term in the heading of this Agreement.

“Seller Indemnified Persons”	has the meaning set forth in Clause 9.1.2.

“Special Event of Indemnification”	has the meaning set forth in Clause 9.1.1(b).

“Subsidiaries”	means any Affiliate of a company whose shares of more than fifty percent (50%) are owned by such company.

“Tax Authority”	means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax, including without limitation the National Tax Service of The Republic of Korea.

“Tax Event”	has the meaning set forth in Clause 9.2.1(a).

“Taxation” or “Tax”	means all taxes, charges, duties, imposts, fees, levies or other assessments, and all estimated payments thereof, including without limitation income, business profits, branch profits, excise, property, sales, use, value added (VAT), environmental, franchise, customs, import, payroll, transfer, gross receipts, withholding, social security, unemployment taxes, as well as stamp duties and other costs, imposed by any Tax Authority, or any subdivision or agency thereof, and any interest and penalty relating to such taxes, charges, fees, levies or other assessments.

“US$”	means the lawful currency of the United States of America.

“Warranties”	has the meaning set forth in Clause 8.1.

1.2	In this Agreement, words and expressions defined in the Companies Ordinance shall bear the same meaning as in that Ordinance.

1.3	In this Agreement, save where the context otherwise requires:

1.3.1	a reference to a statute or statutory provision shall include a reference:

(a)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision; and

(b)	any subordinate legislation made under the relevant statute;

1.3.2	words in the singular shall include the plural, and vice versa;

1.3.3	the masculine gender shall include the feminine and neutral and vice versa;

1.3.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.3.5	a reference to a clause, sub-clause, Schedule and Exhibit shall be a reference to a clause, sub-clause, schedule and exhibit (as the case may be) of or to this Agreement;

1.3.6	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated inclusive of that day;

1.3.7	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;

1.3.8	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.3.9	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

1.3.10	where any of the Warranties is qualified in this Agreement or in the Disclosure Letter by the expression “to the Seller’s knowledge” or “so far as the Seller is aware” or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiry to ensure that all information given in the Warranty is true, complete and accurate in all respects;

1.3.11	any reference herein to “including” shall be construed as a reference to “including but not limited to”;

1.3.12	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

1.3.13	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.4	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2.	SALE AND PURCHASE OF PURCHASED ASSETS

2.1	The Buyer, relying on the agreements, covenants, representations, warranties, undertakings and indemnities of the Seller herein, hereby agrees to purchase from the Seller and the Seller as legal and beneficial owner hereby agrees to sell, assign and transfer to the Buyer on the Closing Date free and clear of all Encumbrances, all rights, title, benefits and interests of the Seller in:

2.1.1	all the Intellectual Property;

2.1.2	all claims, benefits, rights and entitlements under all contracts, contract rights, agreements, licenses, commitments and other instruments (whether uncompleted or pending) in relation to the Intellectual Property including, without limitation, those set out in Part II of Schedule 1 (collectively, the “Contracts”) and including all deposits received prior to the Closing Date in respect of the same; and

2.1.3	all income, royalties, damages and payments due or payable at Closing or thereafter including, without limitation, damages and payments for past or future infringements, passing off, misappropriations, breach or similar claims in respect of the Intellectual Property and the Contracts, the causes of action, rights of set-off against third party, right to sue for and to recover damages and other remedies in respect of any past infringements or misappropriations, breach or similar claim in respect of the Intellectual Property and the Contracts, and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

(collectively, “the Purchased Assets”).

2.2	Required Consent

2.2.1	Without prejudice to Clause 4, in the event that the Seller is unable to transfer to the Buyer a Contract on the Closing Date because consent from the relevant party to the Contract (other than the Seller) for such transfer has not been obtained on or before that date, the Seller shall use its reasonable efforts to obtain such consent and transfer the full benefit and legal title of such Contract to the Buyer within 30 days from the Closing Date.

2.2.2	The Buyer shall use its reasonable efforts to assist the Seller in obtaining the consent for the purpose of Clause 2.2.1. Without prejudice to Clause 4, the Buyer may at its absolute discretion waive any of the requirements under Clause 2.2.1.

No assumption of liabilities

2.3	Save as herein provided to the contrary, the Buyer is not assuming any obligation or liability of any kind or nature whatsoever of the Seller, whether or not related to the Purchased Assets, including, without limitation, the following liabilities and obligations of the Seller:

2.3.1	all Claims, demands, obligations or liabilities for Tax for all periods prior to, on or after the Closing Date and all Claims, demands, obligations or liabilities for the payment of any transfer tax, stamp duty or recording or filing fees, if any, imposed upon the sale, transfer, assignment and conveyance of the Purchased Assets;

2.3.2	all Claims, demands, obligations, liabilities or indemnifications of any nature whatsoever, whether or not accrued, absolute, contingent, determined or determinable, actual or threatened, known or unknown which are based on or related to the operation of the business of the Seller or ownership or use of its assets (other than the Purchased Assets) for all periods prior to, on or after the Closing Date;

2.3.3	all Claims, demands, obligations, liabilities or indemnifications of any nature whatsoever, whether or not accrued, absolute, contingent, determined or determinable, actual or threatened, which are based on or related to the ownership or use of the Purchased Assets and which arose or were incurred on or before the Closing Date, or which are based on events occuring on or before the Closing Date, notwithstanding that the date on which the Claim, demand, liability or obligation is asserted is after the Closing Date;

2.3.4	any obligation or liability of the Seller for fees, costs and expenses relating to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby, including, without limitation, any broker’s or finder’s fees or legal, accounting and other professional or consulting fees and expenses;

2.3.5	any obligation or liability of the Seller arising out of or resulting from the Seller’s noncompliance with any applicable law or regulation;

2.3.6	any liability, obligation or performance of the Seller under this Agreement;

2.3.7	any Claim, demand, liability or obligation of the Seller arising out of or resulting from the Seller’s acts or omissions occurring before, on or after the Closing Date;

2.4	The Seller shall promptly pay and discharge in full when due or required to be discharged, or contest in good faith, all liabilities and Claims referred to in Clause 2.3.

2.5

Save as provided herein to the contrary, after the Closing, any regular periodic charges with respect to the Purchased Assets, including amounts payable with respect to personal property Taxes relating to the Purchased Assets, which become due and payable on or after the Closing Date and relate to periods that begin before and end after the Closing Date, shall be prorated and adjusted between the Seller and the Buyer as of the Closing Date on a per diem basis, and the Seller shall be responsible for and pay to the Buyer the portion of such amounts allocable to the period prior to the Closing Date for which payment is due on or after the Closing Date within five Business Days of demand from the Buyer upon presentation of the relevant invoice(s) relating to such charges; provided, however, that Seller shall not be required to pay to Buyer any amounts it intends to dispute in good faith and shall provide Buyer written notice of its intention to dispute such amounts within such five (5) Business Day period.

2.6	From and after the Closing, the Buyer shall have the right and authority to collect for its own account all receivables and other related items that are included in the Purchased Assets. To the extent that, after the Closing, (i) the Buyer or any of its Affiliates receive any payment that is for the account of the Seller according to the terms of this Agreement, or the Seller makes a payment on behalf of the Buyer, the Buyer shall deliver such amount to the Seller or (ii) the Seller or any of its Affiliates receives any payment that is for the account of the Buyer or any of its Affiliates according to the terms of this Agreement, or the Buyer makes a payment on behalf of the Seller, the Seller shall deliver such amount to the Buyer. All amounts due and payable under this Clause 2.6, if any, shall be due and payable by the applicable party in immediately available funds, by wire transfer to an account designated in writing by the other party and shall be delivered to the other party within ten (10) Business Days of receipt thereof.

3.	PURCHASE PRICE

3.1	As consideration for the purchase of the Purchased Assets, in reliance upon the representations and warranties, covenants, agreements and undertakings of the Seller made herein, and subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller (or where applicable, the Buyer shall remit to the Seller), the sum of US$10,000 (the “Purchase Price”).

3.2	Any payments made to a party to this Agreement pursuant to this Agreement shall be made in cash in US$ and effected by crediting the account specified in the Payment Account Details of the payee(s) by way of wire transfer in immediately available funds on or before the due date for payment which shall be a good discharge of the party required to make payment in respect of its obligations to make such payment.

3.3	Each of Buyer and Seller acknowledge and agree that the consummation of the purchase and sale transaction contemplated hereby could result in the obligation of Seller to pay, under the laws of Korea, a royalty income tax of 27.5% of the Purchase Price (the “Royalty Tax”) in the amount of US$2,750. The Buyer shall be entitled to deduct or withhold from the Purchase Price, the Royalty Tax (at the rates mentioned in this Clause 3.3 or at such other rates as may be applicable from the date of this Agreement until Closing) and such other amount as the Buyer may be required to deduct or withhold on account of any Tax under any applicable law or regulations (including those of Korea) and hereby covenants and agrees to promptly remit such applicable Taxes to the appropriate taxation authority in accordance with the applicable laws or regulations. The Buyer shall pay only the balance of the Purchase Price to the Seller and in such event, the payment of such balance of the Purchase Price (after the deduction or withholding as aforesaid) shall be deemed to be a good discharge of the Buyer’s obligations to make payment of the Purchase Price hereunder.

4.	CONDITIONS

4.1	Conditions Precedent of the Buyer

The obligations of the Buyer under this Agreement are subject to the Buyer’s satisfaction that the following conditions have been duly fulfilled:

4.1.1	completion of satisfactory (in Buyer’s sole and discretionary judgment) legal, commercial and financial due diligence by Buyer;

4.1.2	the completion of any formal internal corporate approvals as may be required by Aegis Group plc including approval by the board of directors and Chief Executive Office of Aegis Group plc;

4.1.3	the parties to the Contracts (other than the Seller) having given each of their respective consents to the assignments or novations of the same in favour of the Buyer;

4.1.4	(a	)	nothing having occurred or been omitted which is, or had it occurred or been omitted on or before the date of this Agreement would have constituted, a breach of the Warranties;

	(a	)	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing, which has the effect of making unlawful or otherwise prohibiting the purchase of the Purchased Assets by the Buyer;

	(b	)	each of the Seller and CDC having performed or complied with, in all material respects, all covenants, obligations and agreements contemplated by this Agreement to be performed or complied with by it at or prior to Closing, including without limitations those set forth in Clause 5;

	(c	)	all necessary notification and filings having been made, the expiry, lapsing or termination of all applicable waiting periods (including extensions thereof) under any applicable legislation or regulations and all the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary or desirable for or in respect of the proposed sale of the Purchased Assets by the Seller to the Buyer having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies on terms satisfactory to the Buyer and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals remaining in full force and effect;

4.1.5	the Seller having certified in writing the matters mentioned under Clause 4.1.4;

4.1.6	the simultaneous and successful completion of the transactions contemplated under all the Acquisition Agreements to the satisfaction to the Buyer and Seller.

4.2	Conditions Precedent of the Seller

The obligations of the Seller under this Agreement are subject to the Seller’s satisfaction that the following conditions have been duly fulfilled:

4.2.1	the completion of any formal internal corporate approvals as may required by the Seller including approval by the Seller’s board of directors and stockholders;

4.2.2	(a	)	nothing having occurred or been omitted which is, or had it occurred or been omitted on or before the date of this Agreement would have constituted, a breach of the Buyer Warranties;

	(b	)	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing, which has the effect of making unlawful or otherwise prohibiting the purchase of the Purchased Assets by the Buyer;

	(c	)	the Buyer having performed or complied with, in all material respects, all covenants, obligations and agreements contemplated by this Agreement to be performed or complied with by it at or prior to Closing;

	(d	)	all necessary notification and filings having been made, the expiry, lapsing or termination of all applicable waiting periods (including extensions thereof) under any applicable legislation or regulations and all the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary for or desirable for or in respect of the proposed sale of the Purchased Assets by the Seller to the Buyer having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies on terms satisfactory to the Seller and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals, remaining in full force and effect;

4.2.3	the simultaneous and successful completion of the transactions contemplated under all the Acquisition Agreements to the satisfaction of the Seller and Buyer.

4.3	Responsibility for Satisfaction

4.3.1	The Seller undertakes to use its reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.3 to 4.1.5 as soon as possible after the date of this Agreement and before the date of Closing, and shall promptly give notice to the Buyer upon satisfaction of the same.

4.3.2	The Buyer undertakes to use its reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.2.2 (a) and (c) as soon as possible after the date of this Agreement and before Closing, and shall promptly give notice to the Seller upon satisfaction of the same.

4.3.3	Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Seller and the Buyer in consultation with each other and each of the Seller and the Buyer shall upon mutual agreement promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3.4	The Buyer may at any time by notice in writing to the Seller, waive any of the conditions in Clause 4.1, in whole or in part, or extend the time set out in Clause 4.4 within which the conditions set out in Clause 4.1 shall be satisfied and such waiver may be made subject to such terms and conditions as are determined by the Buyer.

4.3.5	The Seller may at any time by notice in writing to the Buyer, waive any of the conditions in Clause 4.2, in whole or in part, or extend the time set out in Clause 4.4 within which the conditions set out in Clause 4.2 shall be satisfied and such waiver may be made subject to such terms and conditions as are determined by the Seller.

4.3.6	Should the Buyer or the Seller become aware of anything which will or may prevent any of the conditions set out in Clause 4.1 or Clause 4.2 from being satisfied by the time and date required by Clauses 4.4.1 and 4.4.2 the relevant party shall forthwith notify the other in writing.

4.4	Non-Satisfaction

4.4.1	If any of the conditions in Clause 4.1 is not satisfied or waived by the Buyer on or before 11 September, 2007 or such other date as the parties may agree or the Buyer becomes aware of any fact that would prevent any of the conditions in Clause 4.1 from being satisfied, the Buyer may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from any antecedent breach (including breach of any undertaking contained in Clause 4.3.1).

4.4.2	If any of the conditions in Clause 4.2 is not satisfied or waived by the Seller on or before 11 September, 2007 or such other date as the parties may agree or the Seller becomes aware of any fact that would prevent any of the conditions in Clause 4.2 from being satisfied, the Seller may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from any antecedent breach (including breach of any undertaking contained in Clause 4.3.2).

4.4.3	In the event that the Buyer or Seller shall terminate this Agreement in accordance with Clause 4.4.1 or Clause 4.4.2 (as the case may be) and without limiting the Buyer’s or Seller’s right to claim, all obligations of the Buyer and Seller under this Agreement shall, unless otherwise expressly stated, cease, but, for the avoidance of doubt, all rights and liabilities of the parties which have accrued before such termination shall continue to exist.

5.	ACTION PENDING CLOSING

5.1	Seller’s General Obligations

The Seller undertakes to procure that from the date of this Agreement until Closing:

5.1.1	the Buyer and its agents will, upon reasonable notice, be allowed access to the employees and premises of the Seller and shall also be allowed access to, and to take copies of, the books and records of the Seller including, without limitation, the statutory books, minute books, licences, contracts, Intellectual Property and Contracts in the possession or control of the Seller subject always to the applicable protections of confidentiality set forth in Clause 14 hereof;

5.1.2	the Seller shall take all commercially reasonable efforts consistent with past practices to maintain the present status of its Purchased Assets and their validity; and

5.1.3	save only as may be necessary to give effect to this Agreement, the Seller shall not commit, voluntarily permit or procure any act or omission which would render any of the Warranties untrue, inaccurate or misleading in any respect upon Closing.

5.2	Restrictions on the Seller

Without prejudice to the generality of Clause 5.1, except as may be expressly provided or contemplated in this Agreement or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld), the Seller shall not between the date of this Agreement and Closing with respect to the Purchased Assets:

5.2.1	grant a licence of or assign or otherwise dispose of or create any Encumbrance over any Purchased Asset in favour of any third party (not being the Buyer); or

5.2.2	commence, compromise or discontinue any legal or arbitration proceedings relating to the Purchased Assets.

5.3	Exercise of Buyer’s Rights

It is hereby acknowledged (for the avoidance of doubt) that none of the provisions of this Clause 5 or the exercise or failure to exercise by the Buyer of its rights thereunder, shall give rise to any liability on the part of the Buyer or any of its employees, consultants or representatives or any person connected with it (except to the extent that any losses or damages to the Seller are caused by the Buyer’s gross negligence or wilful misconduct in respect of the exercise of the Buyer’s right under Clause 5.1.1.)

6.	CLOSING

6.1	Closing shall take place at the offices of Jones Day at 29th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong or such other place as the parties may agree, on the Closing Date.

6.2	On the Closing Date:

6.2.1	the Seller shall deliver or cause to be delivered to the Buyer:

(a)	such conveyances, assurances, transfers, assignments, releases, novation agreements, consents and other documents duly executed by the relevant parties as the Buyer may require to vest in the Buyer the full benefit of valid legal title to the Purchased Assets and all other rights and assets hereby agreed to be sold and the full benefit of this Agreement including without limitation, duly executed assignments or novation agreements in the Agreed Form of the Contracts;

(b)	all books, accounts, papers, records and other documents (including financial records) relating to the Purchased Assets;

(c)	any other documents of title or transfer of ownership relating to any of the Purchased Assets;

(d)	such other documents as may be required to give to the Buyer good title to the Purchased Assets, and to enable the Buyer or its nominees to become the registered owner thereof and to consummate the transactions contemplated by this Agreement;

(e)	duly notarised power of attorney under which any document is executed on behalf of the Seller;

(f)	certificate in the form set out in Part 1 of Schedule 2 duly executed by the Seller confirming the Warranties;

(g)	certificate in writing duly executed by the Seller pursuant to Clause 4.1.5 confirming the matters mentioned thereunder;

(h)	legal opinion from BVI and Cayman counsels in the Agreed Form and dated as of the Closing Date;

(i)	reasonably current Certificate of Good Standing and Incumbency of the Seller;

(j)	reasonably current Certificate of Good Standing and Incumbency of CDC;

(k)	signed copies of the resolutions duly passed by:

(i)	the board of directors and shareholder of the Seller; and

(ii)	the board of directors of CDC, approving this Agreement, the transfer of the Purchased Assets and the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement by the Seller and CDC, in form and substance satisfactory to the Buyer;

6.2.2	the Seller shall permit the Buyer to take possession of the Purchased Assets.

6.3	Upon compliance by the Seller with the provisions of Clause 6.2 the Buyer shall at Closing pay the Purchase Price to the Seller in accordance with Clauses 3.2 and 3.3.

6.4	The Buyer shall provide Seller with a certificate in the form set out in Part 2 of Schedule 2 duly executed by the Buyer confirming the Buyer Warranties.

6.5	It is a condition to Closing that (and the Buyer and Seller shall have no obligation to complete the sale and purchase of the Purchased Assets hereunder unless) the transactions contemplated under all the Acquisition Agreements shall be completed simultaneously and successfully with the completion of the sale and purchase of the Purchased Assets hereunder.

7.	ASSIGNMENT OF CONTRACTS AND INTELLECTUAL PROPERTY RIGHTS

7.1	This Agreement shall not constitute an agreement to assign any Contract or any claim, right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Buyer thereunder.

7.2	If any licenses, consents or agreements from third parties are required for the transfer, assignment or novation to or in favour of the Buyer of any Contracts under this Agreement, the Seller shall use its reasonable efforts (but without any payment of money by the Buyer) to obtain such license, consents or agreement from the other parties on or before the Closing Date or claim any right or any benefit arising thereunder for the assignment thereof to the Buyer as the Buyer may request.

7.3	Without prejudice to Clauses 2.2 and 4, if such license, consent or agreement is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that Buyer would not in fact receive or otherwise be entitled to the full benefit of all such rights, the Seller shall to the extent not prohibited under applicable agreements, enter into such arrangement with the Buyer at the Buyer’s reasonable direction under which the Buyer will obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to the Buyer, or underwhich the Seller would enforce for the benefit of the Buyer, with the Buyer assuming Seller’s obligations, any and all rights of the Seller against a third party thereto. The Seller shall promptly pay to the Buyer when received all monies received by the Seller under any Purchased Asset or any claim, right or any benefit arising thereunder. The foregoing provisions do not affect Buyer’s rights and remedies against the Seller in respect of a Contract which they have warranted is assignable, or may-be performed by Buyer instead of the Seller without any novation or transfer agreement.

7.4	Subject to Clauses 7.1 to 7.3, with effect from Closing, the Buyer shall observe and perform the obligations and commitments of the Seller under the Contracts and the liabilities incurred from such obligations and commitments provided that nothing in this Agreement:

7.4.1	shall require the Buyer to perform any obligation falling due for performance or which should have been performed before the Closing Date; or

7.4.2	shall make the Buyer liable for any act, neglect, default or omission in respect of any Contracts or for any claim, expense, loss or damage arising from any failure to obtain the consent or agreement of any third party to the entry into of this Agreement or from any breach of any of the Contracts caused by this Agreement or its Closing; or

7.4.3	shall impose any obligation on the Buyer for or in respect of any goods supplied by the Seller or any service performed by the Seller.

7.5	The Seller shall indemnify the Buyer against all actions, proceedings, costs, damages, claims and demands in respect of:

7.5.1	any act or omission on the part of the Seller in relation to the Contracts;

7.5.2	any alleged fault, defect or error of any kind arising from goods supplied, services provided by the Seller.

7.6	The Seller shall authorize and request each applicable intellectual property office to record the transfer of the Purchased Assets (if applicable). Any costs incurred for recording the transfer at the applicable intellectual property office shall be borne by the Buyer.

7.7	At the request of the Buyer, the Seller agrees to perform all reasonable acts and provide all available information necessary to enable the Buyer to duly submit documentation in each applicable jurisdiction to effect the assignment contemplated hereby and to defend and enforce the Purchased Assets and the Buyer’s rights and title therein.

7.8	The Seller covenants, agrees and undertakes to execute, whenever requested by the Buyer and without further consideration, all instruments that are necessary for securing to the Buyer or for maintaining for the Buyer all the Purchased Assets and to generally assist the Buyer in perfecting and recording titles to the Purchased Assets.

7.9	Save as required for the performance of their obligations as contemplated in this Agreement and except as otherwise directed by the Buyer,

7.9.1	after the date hereof, the Seller and CDC shall not and shall procure that none of their respective Affiliates or persons authorized by them or such Affiliates will register or apply for registration of any trademarks, service marks, logos, trade names, Internet domain names and corporate names forming part of the Purchased Assets (including without limitation “Ion Global , in any of their forms or spellings (or in forms or spellings similar to or resembling the same) in any jurisdiction;

7.9.2	immediately after closing, the Seller and CDC shall cease and shall procure that each of their respective Affiliates and other persons authorized by them or such Affiliates shall cease the use of all or any of the trademarks, service marks, logos, trade names, Internet domain names and corporate names forming part of the Purchased Assets (including without limitation “Ion Global , in any of their forms or spellings (or in forms or spellings similar to or resembling the same) for any purpose whatsoever.

7.9.3	The obligations and liabilities of the Seller and CDC under this Clause 7.9 are the joint and several obligations and liabilities of the Seller and CDC.

8.	WARRANTIES BY SELLER AND CDC

8.1	The Seller hereby warrants and represents to the Buyer that the matter set forth in Clauses 8.1.1 to 8.1.17 (“Warranties”) are true, accurate and correct (a) as of the date of this Agreement and (b) as of the Closing Date.

Intellectual Property Rights

8.1.1	Intellectual Property

(a)	the Seller has good beneficial and legal title to all of the Purchased Assets, free and clear of all liens, licenses, security interests, Encumbrances and other restrictions. Upon the Seller’s transfer and sale of the Purchased Assets to the Buyer pursuant to this Agreement, the Buyer will have good and valid title to and full and unrestricted use of, all the Purchased Assets, free from and clear of any Encumbrances. The Seller does not hold or use any of the Purchased Assets pursuant to, and none of the Purchased Assets are subject to, any written contract, and/or written agreement or other commitment, including but not limited to, any franchise license or sublicense;

(b)	none of the Purchased Assets constitute or will constitute any violation, infringement or misappropriation of the rights of any third party;

(c)	save as Disclosed, to the Seller’s knowledge no claim by any third party contesting the validity, enforceability, use or ownership of any of the Purchased Assets has been made, is currently outstanding or, is threatened and to the Seller’s knowledge there are no grounds for the same, nor will any such claim be made in future;

(d)	to the Seller’s knowledge no loss or expiration of any part of the Purchased Assets is pending or reasonably foreseeable;

(e)	the Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Purchased Assets (including, without limitation, any demand or request that the Seller license any rights from a third party);

(f)	the execution of this Agreement by the Seller will have no effect on the Seller’s right, title and interest in and to the Purchased Assets. The Seller has taken all necessary action, in its reasonable business judgment, to maintain and protect the Purchased Assets so as to not affect the validity or enforceability of the Purchased Assets; and

(g)	all the information and particulars of the Intellectual Property set out in Schedule 1 are true, accurate and complete.

Litigation

8.1.2	Legal proceedings

Save as Disclosed, with regard to the Purchased Assets, the Seller is not engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings, and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened against the Seller, the Purchased Assets or to the Seller’s knowledge, against any of its directors or officers or in respect of which the Seller is liable to indemnify any party concerned.

8.1.3	Defaults by others

no party with whom the Seller has entered into any contract in relation to the Purchased Assets is in default under it, and there are no circumstances likely to give rise to such a default.

Corporate Organisation and Business

8.1.4	Corporate Status

(a)	the Seller (including any of its representative office or branch) has been duly incorporated and constituted, and is legally subsisting under the laws of its place of incorporation;

(b)	there has been no resolution, petition or order nor has any step been taken for the winding-up of the Seller and no receiver has been appointed in respect thereof or any part of the assets thereof and no such resolutions, orders and appointments are imminent or likely nor are there any grounds upon which such resolutions, orders and appointments could be based;

(c)	so far as the Seller is aware after making all due enquires, no events or omissions which is not capable of remedy have occurred whereby the constitution subsistence or corporate status of the Seller has been or is likely to be adversely affected; and

(d)

neither the execution of this Agreement or the other documents hereunder, nor the performance by the Seller or CDC of their respective obligations hereunder or thereunder will (a) violate or conflict with the memorandum and articles of association of the Seller or any applicable law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any person or entity additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which the Seller or any of its Affiliates is a party or by which any of the assets or the properties of the Seller are bound or (c) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, any of the assets or properties of the Seller.

8.1.5	Memorandum and articles

the copies of the memorandum and articles of association and other constitutional documents of the Seller delivered to the Buyer are true and complete copies, and the Seller has complied with all the provisions of its memorandum and articles of association and constitutional documents and, in particular, has not entered into any ultra vires transaction.

8.1.6	Statutory books and registers

the statutory books and registers of the Seller and all current books of account are written up to date and all such documents and other necessary records, deeds, agreements and documents relating to its affairs are in its possession or under its control.

8.1.7	Compliance with applicable legislation

the Seller and its officers have complied with the provisions of all applicable legislation in its place of incorporation, and the places where it carries on its business.

8.1.8	Title to the Purchased Assets

(a)	the Seller has valid title to, and is the exclusive legal and beneficial owner of the Purchased Assets, and, therefore, has the right to sell and transfer the Purchased Assets. All the Purchased Assets will be sold and transferred to the Buyer free and clear of any Encumbrance together with all accrued beneficial rights attached to them at the date of this Agreement or subsequently becoming attached to them; and

(b)	save as Disclosed, no consent, approval, authorization permit or licence from any third party, government agency or regulatory body is necessary for the sale and transfer of the Purchased Assets by the Seller to the Buyer hereunder.

8.1.9	Powers of attorney

other than in the ordinary course of business, there are no powers of attorney given by the Seller in respect of any of the Purchased Assets.

8.1.10	[Intentionally left blank].

Miscellaneous

8.1.11	Insolvency

(a)	no order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Seller and no petition has been presented and no meeting has been convened for the purpose of winding up the Seller;

(b)	no receiver has been appointed in respect of the Seller or the Purchased Assets;

(c)	the Seller is not insolvent or unable to pay its debts within the meaning of the applicable legislation to which it is subject and the Seller has not stopped paying its debts as they fall due;

(d)	no event analogous to any of the foregoing has occurred in any jurisdiction outside the British Virgin Islands;

(e)	no unsatisfied judgment is outstanding against the Seller.

8.1.12	Consents

save as Disclosed, all consents, permissions, approvals and agreements of third parties which are necessary for the Seller to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been Disclosed to the Buyer.

8.1.13	Material information

all material information relating to the Seller and the Purchased Assets which is known or would on reasonable enquiry be known to the Seller and which should be known by a reasonable Buyer for value of the Purchased Assets has been Disclosed or provided to the Buyer.

8.1.14	Recitals and disclosures

the recitals, Exhibits and Schedules to the Agreement and all information and documents relating to the Purchased Assets supplied by the Seller or any agent of any of them to the Buyer, its solicitors, accountants or other agents or advisers during or with a view to the negotiations leading up to the Agreement, are true and accurate in all respects, and there is no fact not Disclosed which would render any such information or document inaccurate or misleading or which, if Disclosed, might reasonably affect the willingness of the Buyer to purchase the Purchased Assets for the consideration or otherwise on the terms specified in the Agreement. Neither the Seller nor CDC has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Seller or the Purchased Assets. Neither this Agreement (including the Exhibits, Schedules, certificates and other documents delivered hereto) nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Seller in connection with this Agreement, the other documents or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Authority of the Seller and CDC

8.1.15	Each of the Seller and CDC has full power and authority to enter into and perform this Agreement and the provisions of this Agreement, when executed, will constitute valid and binding obligations on the Seller and CDC, in accordance with its terms;

8.1.16	the execution and delivery of, and the performance by each of the Seller and CDC of its obligations under, this Agreement will not result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller or CDC is a party or by which it is bound;

8.1.17	neither the Seller nor any of its respective agents or advisers is aware of any fact or matter which would or may constitute a breach of any of the Warranties and which failure to disclose by such agents or advisers is deemed fraudulent.

8.2	The Seller acknowledges that, in entering into this Agreement and in purchasing the Purchased Assets, the Buyer has relied and will rely upon the Warranties given herein and the Warranties as confirmed by the Seller according to Clause 6.2.1(f).

8.3	The Warranties are given subject to the matters Disclosed in the Disclosure Letter but no other information relating to the Purchased Assets and the Seller of which the Buyer has knowledge (actual or constructive) and no investigation by or on behalf of the Buyer shall prejudice any claim made by the Buyer in respect of the Warranties or operate to reduce any amount recoverable and it shall not be a defence to any claim against the Seller that the Buyer knew or ought to have known or had constructive knowledge of any information (other than as Disclosed in the Disclosure Letter) relating to the circumstances giving rise to such claim.

8.4	Each of the Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

8.5	The Seller shall procure that the Warranties are true, accurate and correct at the date of this Agreement and, for this purpose the Warranties shall be deemed to be repeated at the Closing Date and any express or implied reference therein to the date of this Agreement shall be replaced by a reference to the Closing Date. Subject to Clause 9.1.7, the Warranties shall remain in full force and effect notwithstanding Closing.

8.6	Except as may be provided herein, the rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by Closing, by any investigation made by or on behalf of the Buyer into the affairs of the Seller and the Business, by the giving of any time or other indulgence by the Buyer to any person, by the Buyer rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Buyer in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Buyer.

8.7	All representations and warranties made by any party contained in this Agreement, any Exhibit, Schedule, certificate or other instrument specifically referred to in the Warranties pursuant hereto or made in writing by or on behalf of a party in connection with the transactions contemplated by this Agreement, and all indemnification obligations under this Agreement shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereunder until the expiration of the applicable statute of limitations or, if Clause 9.1.7 (subject to Clause 9.1.8) is applicable, until the expiry of a period of eighteen months (18) after the date of this Agreement.

8.8	The Seller undertakes with the Buyer that it will before and after Closing promptly notify the Buyer in writing of any event or circumstance of which they become aware which is or may be inconsistent with any of the Warranties or which might make any of the Warranties untrue or misleading if given at Closing.

9.	INDEMNIFICATION – GENERAL AND TAX

9.1	General Indemnification

9.1.1	As used in this Clause 9.1, the following terms shall have the following meanings:

(a)	“General Event of Indemnification” with respect to:

(i)	the Seller shall mean:

any breach of any representation or Warranty, or any breach or failure of observance or performance of any agreement, undertaking, commitment, obligation, indemnity or covenant of the Seller contained in this Agreement (including the Exhibits and Schedules) or in any certificate or other writing delivered in connection herewith at, before or after Closing or any facts or circumstances constituting such untruth, inaccuracy or breach;

(ii)	any Claims, liabilities or obligations of any kind or nature relating to the Purchased Assets arising from, relating to or in connection with operations or affairs of the Seller or any of the assets, properties, interests in assets or properties or rights of the Seller which were existing at or as of Closing or arising in whole or in part out of any acts, transactions, conditions, circumstances or facts which occurred or existed on or prior to Closing, and which were not Disclosed on or before the execution of this Agreement;

(iii)	any Claims, liabilities or obligations of any kind or nature relating to the assets of the Seller (other than the Purchased Assets) or the liabilities and Claims referred to in Clause 2.3 whether existing at or as of Closing or at any time thereafter; and

(iv)	the Buyer shall mean any breach of any representation, Buyer Warranty, or any breach or failure of observance or performance of any agreement, undertaking, commitment, obligation, indemnity or covenant of the Buyer contained in this Agreement or in any certificate or other writing delivered in connection herewith at, before or after Closing or any facts or circumstances constituting such untruth, inaccuracy or breach.

(b)	“Special Event of Indemnification” with respect to :

(i)	the Seller shall mean any Claims, liabilities or obligations of any kind or nature arising from, relating to or in connection with any of the events set out in Schedule 3 whether existing at or as of Closing or at any time thereafter, and whether Disclosed or not on or before the execution of this Agreement; and

(ii)	the Buyer shall mean any Claims, liabilities or obligations arising from the Buyer’s failure to pay the applicable Taxes to the appropriate tax authority in accordance with Clause 3.3 after deducting or withholding such payment from the Purchase Price.

(c)	“Losses” under this Clause 9 shall mean any and all Losses (as defined in Clause 1.1) sustained, suffered or incurred by any Indemnified Person.

9.1.2	“Buyer Indemnified Persons” shall mean and include the Buyer and its respective officers, directors, employees, Affiliates, parents, subsidiaries, successors and assigns; and “Seller Indemnified Persons” shall mean and include the Seller and its respective officers, directors, employees, Affiliates, parents, subsidiaries, successors and assigns.

9.1.3	The Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons, and each of them, from and against any and all Losses and Claims (including Claims by third party) arising from or in connection with any General Event of Indemnification or Special Event of Indemnification except to the extent such Losses or Claims are due to fraud, gross negligence or wilful misconduct of any Buyer Indemnified Persons.

9.1.4	The Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons, and each of them, from and against any and all Losses and Claims (including Claims by third party) arising from or in connection with any General Event of Indemnification or Special Event of Indemnification, except to the extent any such Losses or Claims are due to fraud, gross negligence or wilful misconduct of any Seller Indemnified Person.

9.1.5	This indemnity is to be a continuing security to the Buyer and Seller for all representations, Warranties, agreements, undertakings, commitments obligations, indemnities or covenants on the part of the Seller or Buyer (as the case may be) under or pursuant to this Agreement notwithstanding settlement of account or other matter or thing whatsoever.

9.1.6	This indemnity is in addition and without prejudice to and not in substitution for any rights or security which the Buyer and Seller may now or hereafter have or hold for performance and observance of any agreement, undertaking, commitment, obligation, indemnity or covenant on the part of the Seller or the Buyer (as the case may be) under or in connection with this Agreement.

9.1.7	Limitation of Liability in respect of the Warranties or the Buyer Warranties

Notwithstanding anything contained herein to the contrary but subject to Clause 9.1.8, (i) neither the Buyer nor the Seller may make a claim for indemnification pursuant to Clause 9 or Clause 11.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) for Losses the amount of which is less than US$2,500 (“Minor Losses”) even if such Minor Losses in the aggregate exceed the Basket (as defined below); (ii) neither the Buyer nor the Seller may make a claim for indemnification pursuant to Clause 9 or Clause 11.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) unless and until Losses in an aggregate amount (excluding the Minor Losses) exceed US$5,000 (the “Basket”) in which case the Buyer or the Seller may make such claim(s) for indemnification for any and all Losses (excluding the Minor Losses) and not merely for the excess of the Basket; and (iii) in no event shall the aggregate liability of (a) the Buyer or the Seller pursuant to this Clause 9.1 or (b) CDC pursuant to Clause 11.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) exceed one hundred percent (100%) of the Purchase Price; and (iv) the period during which claims for any breach of a Warranty and/or indemnification pursuant to this Agreement in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) may be made shall commence from the date of this Agreement to the expiry of the period of eighteen (18) months after the date of this Agreement.

9.1.8	None of the limitations regarding any Loss or Claim in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) whether as to the amount or time set forth in Clause 9.1.7 shall apply if in any case the Losses and Claims have arisen from or in connection with:

(a)	any Special Event of Indemnification; or

(b)	any breach of the Warranties set out in Clauses 8.1.1(a), (b), (f) and (g), 8.1.4(a) and 8.1.8.

For avoidance of doubt, no claim for any Loss or Claim arising from or in connection with items (a) or (b) of this Clause 9.1.8 above shall be brought after the expiry of the applicable statute of limitation.

9.2	Covenant in Respect of Tax

9.2.1	In this Clause unless the context otherwise requires:

(a)	“Tax Event” includes (without limitation) any omission, event, action or transaction whether or not the Seller is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and Closing of this Agreement and references to the result of events on, before or after Closing shall include the combined result of two or more events one or more of which shall have taken place on, before or after Closing; and

(b)	reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation.

9.2.2	Subject as hereinafter provided, the Seller hereby covenants with and undertakes to indemnify the Buyer (at its election, for itself, its Affiliates and as trustee for its successors in title) against:

(a)	any Tax liability of the Seller or in relation to its assets (other than the Purchased Assets) or its business resulting from or by reference to any income, profits or gains earned accrued or received before, on or after the Closing Date or any Tax Event relating thereto before, on or after such date whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person;

(b)	any Tax liability of the Seller or in relation to the Purchased Assets resulting from or by reference to any income, profits or gains earned accrued or received on or before the Closing Date or any Tax Event relating thereto on or before such date whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person;

(c)	any Tax liability of the Seller or in relation to the Purchased Assets that would not have been payable had there been no breach of any Warranties and which is not the subject of the covenants in sub-clauses (a) and (b) above; and

(d)	all costs and expenses which are incurred by the Buyer or any of its Affiliates or the Seller in connection with any of the matters referred to in this Clause 9.2.2 or in taking or defending any action under the covenants contained in this Clause 9.2.2 (including, without prejudice to the generality of the foregoing, all legal and other professional fees and disbursements).

9.2.3	The Purchase Price shall be allocated among the Purchased Assets in accordance with their values as determined by the Buyer as set forth in column (B) of Part 1 of Schedule 1. Each of the parties hereto shall (i) report the purchase and sale of the Purchased Assets in accordance with the allocations determined by the Buyer for all Tax purposes, (ii) not take a Tax position which is inconsistent with such allocation, and (iii) cooperate with each other in preparing statements, Tax returns or reports required by any Tax Authority.

10.	BUYER’S RIGHTS

10.1	Without prejudice to any other right or remedy of the Buyer hereunder, if before Closing the Buyer becomes aware that any of the Warranties was at the date of this Agreement, or has since become, untrue or misleading or that the Seller or CDC are in breach of any term of this Agreement, the Buyer shall be entitled to rescind this Agreement without incurring liability to the Seller or CDC.

10.2	Without prejudice to any other right or remedy of the Seller hereunder, if before Closing the Seller becomes aware that any of the Buyer Warranties was at the date of this Agreement, or has since become, untrue or misleading or that the Buyer is in breach of any term of this Agreement, the Seller shall be entitled to terminate this Agreement without incurring liability to the Buyer.

10.3	The rights, including rights of rescission, conferred on the Buyer and Seller by this Agreement are in addition and without prejudice to all other rights and remedies available to the Buyer and Seller; and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that right or remedy by the Buyer or Seller.

11.	GUARANTEE AND INDEMNITY BY CDC

11.1	In consideration of the Buyer entering into this Agreement, CDC hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual performance and observance by the Seller of all the Seller’s obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to this Agreement and subject to the provisions of Clauses 9.1.7 and 9.1.8 agrees to indemnify the Buyer and its Affiliates against all Losses, damages, costs and expenses (including reasonable legal costs and expenses) which the Buyer or any of its Affiliates may suffer through or arising from any breach by the Seller of such obligations, commitments, warranties, undertakings, indemnities or covenants. The liability of CDC as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

11.2

If and whenever the Seller defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by the Seller under or pursuant to this Agreement, CDC shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Buyer and its Affiliates as they would have received if such obligation or liability had been duly performed and satisfied by the Seller. CDC hereby waives any right which it may have to require the Buyer to proceed first against or claim payment from the Seller to the intent that as between the Buyer and CDC the latter shall be liable as principal debtor as if CDC had entered into all undertakings, agreements and other obligations jointly and severally with the Seller.

11.3	This guarantee and indemnity is to be a continuing security to the Buyer for all obligations, commitments, warranties, undertakings, indemnities and covenants on the part of the Seller under or pursuant to this Agreement notwithstanding any settlement of account or other matter or thing whatsoever.

11.4	This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Buyer may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of the Seller and CDC under or in connection with this Agreement.

11.5	CDC shall not, after any claim has been made pursuant to this Clause 11, claim from the Seller any sums which may be owing to them from the Seller or have the benefit of any set-off counter-claim or proof against or dividend, composition or payment by the Seller until all sums owing to the Buyer in respect hereof shall have been paid in full.

11.6	As a separate and independent stipulation, CDC agree that any obligation expressed to be undertaken by the Seller under this Agreement (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity of any of them or any other fact or circumstance shall nevertheless be enforceable against or recoverable from CDC as though the same had been incurred by CDC and CDC was sole or principal obligor in respect thereof and shall be performed or paid by CDC on demand.

12.	WARRANTIES BY BUYER

12.1	The Buyer hereby warrants and represents to the Seller that the matter set forth below (“Buyer Warranties”) are true and accurate (a) as of the date of this Agreement and (b) as of the Closing Date:

12.1.1	Corporate Status

(a)	the Buyer has been duly incorporated and constituted, and is legally subsisting under the laws of its place of incorporation;

(b)	there has been no resolution, petition or order nor has any step been taken for the winding-up of the Buyer and no receiver has been appointed in respect thereof or any part of the assets thereof and no such resolutions, orders and appointments are imminent or likely nor are there any grounds upon which such resolutions, orders and appointments could be based; and

(c)	so far as the Buyer is aware after making all due enquires, no events or omissions which is not capable of remedy have occurred whereby the constitution subsistence or corporate status of the Buyer has been or is likely to be adversely affected.

12.1.2	Insolvency

(a)	no order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Buyer and no petition has been presented and no meeting has been convened for the purpose of winding up the Buyer;

(b)	no receiver has been appointed in respect of the Buyer;

(c)	the Buyer is not insolvent or unable to pay its debts within the meaning of the applicable legislation to which it is subject and the Buyer has not stopped paying its debts as they fall due;

(d)	no event analogous to any of the foregoing has occurred in any jurisdiction outside Hong Kong;

(e)	no unsatisfied judgment is outstanding against the Buyer.

12.1.3	Authority of the Buyer

(a)	the Buyer has full power and authority to enter into and perform this Agreement and the provisions of this Agreement, when executed, will constitute valid and binding obligations on the Buyer, in accordance with its terms;

(b)	the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement will not result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller or CDC is a party or by which it is bound.

12.1.4	The Buyer acknowledges that, in entering into this Agreement and in selling the Purchased Assets, the Seller has relied and will rely upon the Buyer Warranties given herein and the Buyer Warranties as confirmed by the Buyer according to Clause 6.4 upon Closing.

12.1.5	The Buyer Warranties are given subject to the matters Disclosed in the Buyer Disclosure Letter.

12.1.6	Each of the Buyer Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or inference from the terms of any other Buyer Warranty.

12.1.7	The Buyer represents that the Buyer Warranties are true, accurate and complete at the date of this Agreement and, for this purpose, such Buyer Warranties shall be deemed to be repeated at the Closing Date.

13.	MISCELLANEOUS

13.1	Where in this Agreement, any liability is undertaken by two or more persons, the liability of each of them shall be joint and several.

13.2	No party may assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement without prior written consent of the other parties (except for an assignment or transfer by the Buyer to any of its Affiliates) and this Agreement shall be binding on and enure for the benefit of the parties’ successors, permitted assigns and personal representatives. In the event that an Affiliate of the Buyer to whom the Buyer’s rights or obligations under this Agreement have been assigned, ceases to be an Affiliate of the Buyer, the Buyer shall promptly procure such entity to assign or transfer such rights or obligations back to the Buyer (as the case may be).

13.3	This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.4	This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

13.5	Each party confirms that, except as provided in this Agreement, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement, without prejudice to any liability for fraudulent misrepresentation, no party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

13.6	Subject to the terms hereof so far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Closing.

13.7	The Seller shall after Closing execute all such deeds and documents and do all such things as the Buyer may require for perfecting the transactions intended to be effected under or pursuant to this Agreement and for vesting in the Buyer the full benefit of the Purchased Assets. Furthermore, the parties hereto hereby agree to be bound by the provisions set forth in this Agreement even in the event that any provision set forth herein were determined to be unenforceable or ineffective vis-à-vis third parties.

13.8	In the case that any provision or part of a provision of this Agreement is declared invalid, not binding or not enforceable, then, such declaration shall be effective only in connection with such provision or part of a provision and therefore shall not impair the validity, binding effects and enforceability of the other parts of such provision and/or the other provisions of this Agreement.

13.9	The transfer of any Purchased Assets pursuant to this Agreement shall be together with all rights and benefits attached thereto as at the date of transfer and shall be free from all liens, charges and Encumbrance.

13.10	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile or electronic signatures shall be treated as original signatures.

14.	CONFIDENTIALITY OF INFORMATION RECEIVED

14.1	The parties undertake with each other that they shall treat as strictly confidential all proprietary, non-public information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the Seller, the Buyer or any member of Aegis Group and that it will not at any time hereafter make use of or disclose or divulge to any person any such information without the consent of the other parties and shall use its best endeavours to prevent the publication or disclosure of any such information.

14.2	The restrictions contained in Clause 14.1 shall not apply so as to prevent the parties from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the parties are subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (providing always that the provisions of this Clause 14 shall apply to and the parties shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to them) or from making any disclosure for the purpose of exercising their rights or performing their obligations hereunder, nor shall the restriction apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 14 by any party.

15.	COSTS

(a)	The parties shall pay their own costs in connection with the preparation, negotiation, execution and completion of this Agreement. Notwithstanding the foregoing, the Buyer agrees to pay 50% of the costs for preparation of the legal opinion by BVI and Cayman counsels required to be delivered by the Seller pursuant to Clause 6.2.1(h).

(b)	Any stamp or transfer duty or similar tax of and incidental to this Agreement and the transfer of the Purchased Assets hereunder shall be borne by the Seller absolutely. The Buyer shall be entitled to deduct or withhold from the Purchase Price on account of such tax according to Clause 3.3.

16.	NOTICES

16.1	A notice, approval, consent or other communication in connection with this Agreement:

16.1.1	must be in writing; and

16.1.2	must be left at the address of the addressee, or sent by prepaid registered post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number in Hong Kong then to that address or facsimile number.

The address and facsimile number of each party is:

The Seller

Address	:	c/o CDC Corporation
33rd Floor, Citicorp Centre
18 Whitfield Road
Causeway Bay, Hong Kong
Facsimile	:	852-2893-5245
Attn	:	Legal Department

CDC
Address	:	2 Concourse Parkway
Ste 800
Atlanta GA 30328
Facsimile	:	678-259-8737
Attn	:	General Counsel

The Buyer

Address	:	5th Floor Dongnam Building,
997-11 Daechi-Dong, Gangnam-Gu,
Seoul 135-502, Korea
Facsimile	:	82 2 2017 9299
Attention	:	Representative Director

With a copy to	:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 189721
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Three Park Avenue, 32nd Floor, New York, NY 10016 USA
Facsimile	:	1 310 907 1345
Attn	:	Head of Legal Affairs, Aegis Media

16.2	A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 16.3) unless a later time is specified in it.

16.3	A letter or facsimile is deemed to be received:

16.3.1	in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside Hong Kong) day after posting; and

16.3.2	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

17.	GOVERNING LAW AND ARBITRATION

17.1	This Agreement shall be governed by, and construed in accordance with, Hong Kong law.

17.2	Arbitration

17.2.1	Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement shall be solely and finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the ICC Rules. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented to the arbitrators, irrespective of the magnitude thereof.

17.2.2	All arbitration proceedings shall be conducted in the English language pursuant to the ICC Rules. The arbitration shall take place in Hong Kong or such other place as the parties may mutually agree in writing. The parties hereto agree to facilitate the arbitration by (i) making available to each other and to the arbitrators all documents, books, records and personnel under their control as the arbitrators shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (iii) observing strictly the time periods established by the ICC Rules or by the arbitrators for the submission of evidence and briefs.

17.2.3	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgement on the arbitration award may be entered in any court having jurisdiction over the parties or their assets.

17.2.4	Notwithstanding anything herein contained, either party shall be entitled to seek injunctive relief, if possible, from any court of competent jurisdiction to protect its rights under this Agreement pending the constitution of the arbitral tribunal pursuant to this Clause 17.2.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed on their behalf in the places and on the date hereinafter written.

The Seller

SIGNED by /s/ Mike Latimore	)	Mike Latimore for and on behalf of
on behalf of CHINADOTCOM STRATEGIC, INC.	)	Babington Services Limited, Director
in the presence of:	)	of chinadotcom Strategic, Inc.

The Buyer

SIGNED by /s/ Yunsang Oh	)
on behalf of CARAT KOREA CO., LTD.	)
in the presence of: /s/ Yunsang Oh	)

CDC

SIGNED by	)	/s/ Simon Wong
on behalf of CDC SOFTWARE CORPORATION	)
in the presence of: /s/ Nicole Lo	)